Exhibit 99.1
EPR PROPERTIES REPORTS FIRST QUARTER RESULTS
Increases Earnings Guidance for 2015

Kansas City, MO, April 28, 2015 -- EPR Properties (NYSE:EPR) today announced operating results for the first quarter ended March 31, 2015.

•	Total revenue was $99.4 million for the first quarter of 2015, representing an 11% increase from $89.9 million for the same quarter in 2014.

•
Net income available to common shareholders was $36.9 million, or $0.64 per diluted common share, for the first quarter of 2015 compared to $37.6 million, or $0.71 per diluted common share, for the same quarter in 2014.

•
Funds From Operations (FFO) for the first quarter of 2015 was $32.1 million, or $0.56 per diluted common share, compared to $52.7 million, or $1.00 per diluted common share, for the same quarter in 2014.

•
FFO as adjusted for the first quarter of 2015 was $59.0 million, or $1.03 per diluted common share, compared to $49.6 million, or $0.94 per diluted common share, for the same quarter in 2014, representing a 10% increase in per share results.

Greg Silvers, President and CEO, commented, “We are pleased to report another quarter of strong results and increased earnings guidance for the year, reflecting our solid underwriting and robust portfolio performance. We have reinforced the quality of our balance sheet and further reduced our cost of capital with a successful bond issuance and amended credit facility. We continue to see opportunities in each of our segments and believe we are very well positioned to fund our pipeline to drive ongoing earnings growth.”

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended March 31,
	2015		2014
	Amount	FFO/share	Amount	FFO/share
FFO	$32,142	$0.56	$52,684	$1.00
Transaction costs (benefit)	1,606	0.03	(3,180)	(0.06)
Retirement severance expense	18,578	0.32	—	—
Gain on sale of land	(176)	—	(330)	(0.01)
Deferred income tax expense	6,888	0.12	407	0.01
FFO as adjusted	$59,038	$1.03	$49,581	$0.94

Dividends declared per common share		$0.908		$0.855
FFO as adjusted payout ratio		88%		91%

Portfolio Update

The Company's investment portfolio (excluding property under development) consisted of the following at March 31, 2015:

•
The Entertainment segment included investments in 127 megaplex theatre properties, nine entertainment retail centers (which include eight additional megaplex theatre properties and one live performance venue) and six family entertainment centers. The Company’s portfolio of owned entertainment properties consisted of 11.6 million square feet and was 99% leased, including megaplex theatres that were 100% leased.

•
The Education segment included investments in 63 public charter school properties, six early education centers and two private school properties. The Company’s portfolio of owned education properties consisted of 3.5 million square feet and was 100% leased.

•	The Recreation segment included investments in 10 metro ski parks, four waterparks and 11 golf entertainment complexes. The Company’s portfolio of owned recreation properties was 100% leased.

•	The Other segment consisted primarily of the property under development and land held for development related to the Adelaar casino and resort project in Sullivan County, New York.

The combined owned portfolio consisted of 16.3 million square feet and was 99% leased. As of March 31, 2015, the Company had a total of approximately $390.2 million invested in property under development, including $172.9 million related to the Adelaar casino and resort project in Sullivan County, New York.

Investment Update

The Company's investment spending during the three months ended March 31, 2015 totaled $136.4 million, and included investments in each of its four operating segments:

•
Entertainment investment spending totaled $16.9 million, and was related primarily to investments in build-to-suit construction of three megaplex theatres and development of one family entertainment center, as well as the acquisition of one megaplex theatre located in Virginia, each of which is subject to a long-term triple net lease or long-term mortgage agreement.

•
Education investment spending totaled $47.8 million, and was related primarily to investments in build-to-suit construction of 16 public charter schools, four private schools and 16 early childhood education centers, each of which is subject to a long-term triple net lease or long-term mortgage agreement.

•
Recreation investment spending totaled $68.8 million, and was related to build-to-suit construction of 11 Topgolf golf entertainment facilities and Camelback Mountain Resort, as well as the acquisition of one ski resort located in Wintergreen, Virginia, each of which is subject to a long-term triple net lease or a long-term mortgage agreement.

•	Other investment spending totaled $2.9 million, and was related to the Adelaar casino and resort project in Sullivan County, New York.

Balance Sheet Update

The Company's balance sheet remains strong with a debt to gross assets ratio (defined as total debt to total assets plus accumulated depreciation) of 42% at March 31, 2015. The Company had $102.2 million of unrestricted cash on hand and no balance outstanding under its unsecured revolving credit facility at March 31, 2015. In addition, during the quarter the Company prepaid in full a $30.4 million secured mortgage note payable that had an annual interest rate of 5.56%.

On March 16, 2015, the Company issued $300.0 million in senior unsecured notes due on April 1, 2025. The notes bear interest at an annual rate of 4.50% and are guaranteed by certain of the Company's subsidiaries. The Company used the net proceeds from the note offering to pay down its unsecured revolving credit facility and expects to use the remaining amount of net proceeds for general business purposes, including funding the Company's ongoing pipeline of acquisition and build-to-suit projects.

Subsequent to quarter end, on April 24, 2015, the Company amended, restated and combined its unsecured revolving credit and term loan facilities. These amendments increased the borrowing capacity, extended the maturity and lowered the rate of the Company's facility.

The amendments to the unsecured revolving credit portion of the facility, among other things, (i) increase the initial amount from $535.0 million to $650.0 million, (ii) extend the maturity date from July 2017, to April 2019 (with the Company having the same right as before to extend the loan for one additional year, subject to certain terms and conditions), and (iii) lower the interest rate and facility fee pricing based on a grid related to the Company's senior unsecured credit ratings which was LIBOR plus 1.25% and 0.25%, respectively, at closing, versus LIBOR plus 1.40% and 0.30%, respectively, under the previous terms.

The amendments to the unsecured term loan portion of the facility, among other things, (i) increase the initial amount from $285.0 million to $350.0 million, (ii) extend the maturity date from July 2018, to April 2020 and (iii) lower the interest rate in all senior unsecured credit rating tiers which was LIBOR plus 1.40% at closing versus LIBOR plus 1.60% under the previous terms.

In addition, there is a $1.0 billion accordion feature on the combined unsecured revolving credit and term loan facility that increases the maximum borrowing amount available under the combined facility, subject to lender approval, from $1.0 billion to $2.0 billion.

Property Disposition

On January 27, 2015, the Company completed the sale of a theatre located in Los Angeles, California for net proceeds of $42.7 million and recognized a gain on sale of $23.7 million.

Chief Executive Officer Retirement

As previously announced, David Brain, the Company's President and Chief Executive Officer, retired from the Company effective March 31, 2015 and Gregory Silvers, a 17 year veteran of the Company, was named as his replacement. In connection with this change, the Company recorded retirement severance expense during the three months ended March 31, 2015 of $18.6 million.

Dividend Information

The Company declared regular monthly cash dividends during the first quarter of 2015 totaling $0.9075 per common share. This dividend represents an annualized dividend of $3.63 per common share, an increase of 6.1% over the prior year.

The Company also declared first quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.4140625 per share on its 6.625% Series F cumulative redeemable preferred shares.

Guidance

The Company is increasing its 2015 guidance for FFO as adjusted per diluted share to a range of $4.34 to $4.44 from a range of $4.32 to $4.42 and is maintaining its 2015 investment spending guidance of $500.0 million to $550.0 million.

Quarterly Supplemental

The Company's supplemental information package for the first quarter ended March 31, 2015 is available on the Company's website at http://eprkc.com/earnings-releases-supplemental.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended March 31,
	2015	2014
Rental revenue	$76,740	$66,431
Tenant reimbursements	4,303	4,588
Other income	550	174
Mortgage and other financing income	17,843	18,664
Total revenue	99,436	89,857
Property operating expense	6,357	6,449
Other expense	102	98
General and administrative expense	7,682	7,462
Retirement severance expense	18,578	—
Interest expense, net	18,587	19,899
Transaction costs	1,606	196
Depreciation and amortization	19,355	15,327
Income before equity in income from joint ventures and other items	27,169	40,426
Equity in income from joint ventures	164	311
Gain on sale of real estate	23,924	330
Income before income taxes	51,257	41,067
Income tax expense	8,426	925
Income from continuing operations	$42,831	$40,142
Discontinued operations:
Income (loss) from discontinued operations	(10)	15
Transaction (costs) benefit	—	3,376
Net income attributable to EPR Properties	42,821	43,533
Preferred dividend requirements	(5,952)	(5,952)
Net income available to common shareholders of EPR Properties	$36,869	$37,581
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Income from continuing operations	$0.65	$0.65
Income from discontinued operations	—	0.07
Net income available to common shareholders	$0.65	$0.72
Diluted earnings per share data:
Income from continuing operations	$0.64	$0.65
Income from discontinued operations	—	0.06
Net income available to common shareholders	$0.64	$0.71
Shares used for computation (in thousands):
Basic	57,111	52,541
Diluted	57,378	52,719

EPR Properties
Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations (FFO) (A)
(Unaudited, dollars in thousands except per share data)

	Three Months Ended March 31,
	2015	2014
FFO:
Net income available to common shareholders of EPR Properties	$36,869	$37,581
Gain on sale of real estate (excluding land sale)	(23,748)	—
Real estate depreciation and amortization	18,957	15,049
Allocated share of joint venture depreciation	64	54
FFO available to common shareholders of EPR Properties	$32,142	$52,684

FFO per common share attributable to EPR Properties:
Basic	$0.56	$1.00
Diluted	0.56	1.00
Shares used for computation (in thousands):
Basic	57,111	52,541
Diluted	57,378	52,719

Other financial information:
Straight-lined rental revenue	$2,943	$1,111
Dividends per common share	$0.908	$0.855

(A)
The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, we calculate FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales or acquisitions of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. We have calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful. In addition to FFO, we present FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus provision for loan losses, costs (gain) associated with loan refinancing or payoff, net, retirement severance expense, preferred share redemption costs and transaction costs (benefit), less gain on early extinguishment of debt, gain (loss) on sale of land and deferred tax benefit (expense). FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other

GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP.
The additional 2.0 million common shares that would result from the conversion of our 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of our 9.0% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share for the three months ended March 31, 2015 and 2014 because the effect is anti-dilutive.

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	March 31, 2015	December 31, 2014
Assets
Rental properties, net of accumulated depreciation of $471,057 and $465,660 at March 31, 2015 and December 31, 2014, respectively	$2,473,349	$2,451,534
Land held for development	28,119	206,001
Property under development	390,205	181,798
Mortgage notes and related accrued interest receivable	527,104	507,955
Investment in a direct financing lease, net	200,266	199,332
Investment in joint ventures	5,902	5,738
Cash and cash equivalents	102,206	3,336
Restricted cash	22,454	13,072
Deferred financing costs, net	22,777	19,909
Accounts receivable, net	56,397	47,282
Other assets	74,523	66,091
Total assets	$3,903,302	$3,702,048
Liabilities and Equity
Accounts payable and accrued liabilities	$78,499	$82,180
Dividends payable	23,248	22,233
Unearned rents and interest	42,628	25,623
Debt	1,849,424	1,645,523
Total liabilities	1,993,799	1,775,559
EPR Properties shareholders’ equity	1,909,126	1,926,112
Noncontrolling interests	377	377
Total equity	1,909,503	1,926,489
Total liabilities and equity	$3,903,302	$3,702,048

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $4.1 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “anticipates,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com